Conference Call Script
4th Quarter 2025 Results
Tuesday, January 20, 2026
11:00 a.m. local time

Facilitator:

Good morning, and welcome to the Peoples Bancorp Inc. conference call. My name is Gary, and I will be your conference facilitator. Today's call will cover a discussion of the results of operations for the quarter and fiscal year ended December 31, 2025. (Operator Instructions). After the speakers' remarks, there will be a question-and-answer period. (Operator Instructions). This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on management's current expectations. The statements in this call, which are not historical fact, are forward-looking statements, and involve a number of risks and uncertainties detailed in the Peoples' Securities and Exchange Commission filings. Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these forward-looking statements. Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples' fourth quarter 2025 earnings release and earnings conference call presentation were issued this morning, and are available at peoplesbancorp.com under Investor Relations. A reconciliation of the non-Generally Accepted Accounting Principles, or GAAP, financial measures discussed during this call to the most directly comparable GAAP measures, is included at the end of the earnings release.

This call will include about 15-20 minutes of prepared commentary, followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on the peoplesbancorp.com in the Investor Relations section for 1 year.

Participants in the call today will be Tyler Wilcox, President and Chief Executive Officer, and Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Wilcox, you may begin your conference.

Tyler Wilcox:

Thank you, Gary. Good morning, everyone, and thank you for joining our call today. Earlier this morning, we reported diluted earnings per share of $0.89 for the fourth quarter, which is a 7% increase compared to the linked quarter.

During the fourth quarter of 2025, our diluted EPS was negatively impacted by $0.02 from the sale of an other real estate owned property that we had previously acquired through a merger which resulted in an $850,000 loss. This property comprised most of our OREO balance, and the sale reduced our nonperforming assets meaningfully compared to the linked quarter. We also redeemed a tranche of subordinated debt we had assumed in a prior acquisition, resulting in a loss of nearly $800,000 for the fourth quarter, which also negatively impacted diluted EPS by $0.02, but will result in future savings in our funding costs.

For the full year of 2025, we achieved our expected results. We generated positive operating leverage compared to the prior year, excluding the impact of accretion income. We had loan growth of 6 percent compared to 2024, and our fee-based income improved 6 percent over the prior year.

For the fourth quarter, when compared to the linked quarter, we have several highlights to note. Our fee-based income improved 5 percent, our efficiency ratio was stable at 57.8 percent, our tangible equity to tangible assets ratio grew 26 basis points to 8.8 percent, the vast majority of our regulatory capital ratios improved, our book value per share grew 2 percent, while our tangible book value per share improved by 3 percent, and our diluted earnings per share exceeded consensus analyst estimates for the quarter, which were $0.88.

For the fourth quarter, our provision for credit losses totaled $8.1 million and was largely driven by net charge-offs. At year-end, our allowance for credit losses stood at 1.12 percent of total loans an increase from 1 percent at the prior year-end. Our provision for credit losses for the quarter was driven by net charge-offs, loan growth, and a slight deterioration in economic forecasts. These increases were partially offset by reductions in reserves for individually analyzed loans and leases.

Our annualized quarterly net charge-off rate was 44 basis points compared to 41 basis points for the linked quarter. Our small ticket lease charge-offs contributed 31 basis points of our annualized quarterly net charge-off rate. The increase in lease charge-offs compared to the linked quarter was largely driven by expected charge-offs that were included in our individually analyzed loan and lease reserves at September 30. Overall, there were no surprises here for the fourth quarter, as we had anticipated this rate would remain elevated for several quarters, and we believe it should start to taper off in the back half of 2026.

We have significantly reduced our position in the high balance leases in our small ticket leasing business, which totaled $13 million a year-end compared to $35 million at the end of 2024. As we have mentioned before, we are no longer originating these types of leases in our small ticket business. Excluding the lease net charge-offs, the remainder of our loan portfolio had net charge-offs of $2.1 million at an annualized net charge-off rate of 13 basis points. For more information on our net charge-offs, please refer to our accompanying slides.

Our non-performing loans grew nearly $4 million compared to the linked quarter and were driven by an increase in non-accrual loans, along with higher loans 90-plus days past due and accruing. The increase in non-accrual balances was primarily driven by one acquired commercial and industrial relationship. Non-performing assets declined compared to the linked quarter due to the previously referenced sale of an OREO property.

Our criticized loans declined $32 million compared to the linked quarter-end, while classified loans were down $11 million. These reductions were mostly due to upgrades and payoffs during the fourth quarter, which we had noted last quarter was our expectation. At year-end, our criticized loan balances as a percent of total loans improved to 3.5 percent compared to 3.99 percent at September 30. Classified loans as a percent of total loans declined to 2.18 percent at year-end compared to 2.36 percent at linked quarter-end. At year-end, 98.6 percent of our loan portfolio was considered current compared to 99 percent at September 30.

Moving on to loan balances, we achieved the top end of our previous guidance with full-year loan growth of 6 percent compared to 2024. For the fourth quarter of 2025, we had annualized loan growth of 2 percent compared to the linked quarter-end. Loan balances grew nearly $30 million compared to September 30th and were led by increases of $46 million in commercial and industrial loans and another $40 million in construction loans. This growth was partially offset by declines in premium finance loans, leases, and residential real estate loans.

Last quarter, we mentioned our loan growth would be tempered during the fourth quarter and possibly into the first quarter of 2026 due to anticipated payoffs. We had a near-record quarter of commercial loan production, which offset some of the payoffs we experienced, while some of the expected payoffs have shifted into the first and second quarters of 2026.

At quarter-end, our commercial real estate loans comprised 35 percent of total loans, 33 percent of which were owner-occupied, while the remainder were investment real estate. At quarter-end, 44 percent of our total loans were fixed rate, with the remaining 56 percent at a variable rate.

I will now turn the call over to Katie for a discussion of our financial performance.
Katie Bailey:

Thanks, Tyler.

For the fourth quarter, our net interest income was relatively flat when compared to the linked quarter, while our net interest margin declined 4 basis points. We were able to mostly offset declines in our investment and loan income by closely managing our funding costs.

Our net interest margin was negatively impacted by lower loan yields, which declined 17 basis points, while our overall funding costs decline 10 basis points. Our accretion income for the quarter totaled $1.8 million, compared to $1.7 million for the linked quarter, and contributed 8 basis points to net interest margin for both periods.

For the full year of 2025, our net interest income improved 2% compared to 2024, while our net interest margin declined 7 basis points. Our lower net interest margin was driven by declines in our accretion income, which totaled $9.6 million for 2025, and contributed 11 basis points to margin, compared to $25.2 million, and 30 basis points to margin for 2024. Excluding accretion income, our net interest income grew over $22 million, while our net interest margin expanded 12 basis points.

We made a move in October to pay off subordinated debt we had previously acquired from Limestone, as we could secure financing at half of the cost through FHLB advances and brokered CDs. The subordinated debt was being carried at a rate of around 8.5%. This should result in annual savings of around $1 million, with the tangible book value earn back period on the transaction coming in at less than one year. From a total balance sheet perspective, we continue to position ourselves in a relatively neutral interest rate risk position, and will continue to monitor market interest rates, taking action to reduce our deposit costs if rates move lower.

As it relates to our fee-based income, we had a 5% increase compared to the linked quarter. The improvement was due to higher lease income and deposit account service charges, as well as mortgage banking and trust and investment income.

Our non-interest expenses were up 2 percent compared to the linked quarter. This increase was due to higher operating lease expense, which was more than offset by our higher fee-based lease income, coupled with higher sales and incentive-based compensation related to our production and performance.

For the full year, total non-interest expense grew 3 percent compared to 2024. The increase was due to higher salaries and employee benefit costs, coupled with increased data processing and software expenses.

Our reported efficiency ratio was 57.8 percent for the fourth quarter and was 57.1 percent for the linked quarter. The increase in our ratio was mostly due to higher lease expense and sales-based incentive compensation. For the full year of 2025, our reported efficiency ratio was 58.7 percent, compared to 58 percent for 2024. The higher efficiency ratio was largely due to the impact of lower accretion income, coupled with higher non-interest expense compared to the prior year.

For the full year of 2025, compared to 2024, we generated positive operating leverage, excluding accretion income. This measure compares our total revenue growth, excluding gains and losses, to our total expense growth over the same period.

Looking at our balance sheet at year-end, our investment portfolio as a percent of total assets was 20.5 percent at year-end, which was flat compared to September 30. Our loan-to-deposit ratio continued to be around 89 percent, which was in line with the linked quarter end, as well as the prior year end.

Our deposit balances decreased $22 million compared to the linked quarter end. The decline was mostly due to reductions in governmental deposits, which were down $30 million, while our retail CDs were down $25 million. These declines were partially offset by higher interest-bearing demand accounts, which grew $24 million, and non-interest-bearing deposits, which were up over $9 million.

Compared to the prior year, total deposits, excluding brokered CDs, increased nearly $160 million, with non-interest-bearing deposits contributing $38 million of the growth. Our demand deposits as a percent of total deposits were 35 percent at year-end, compared to 34 percent for the linked quarter end. Our non-interest-bearing deposits to total deposits were flat at 20 percent at both year-end and the linked quarter end. Our deposit composition was 78 percent in retail deposits, which includes small businesses, and 22 percent in commercial deposit balances.

Moving on to our capital position, most of our regulatory capital ratios improved compared to the linked quarter end, as improved earnings more than offset dividends paid and risk-weighted asset growth. Our common equity Tier 1 and Tier 1 capital ratios both grew by 18 basis points. Our total risk-based capital ratio was relatively flat but was directly related to the redemption of our subordinated debt, which qualified as Tier 2 capital. Our tangible equity to tangible asset ratio improved 26 basis points to 8.8 percent at year-end, compared to 8.5 percent at September 30. Our book value per share grew to $33.78, while our tangible book value per share improved to $22.77.

Finally, I will turn the call over to Tyler for his closing comments.

Tyler Wilcox:

Thank you, Katie.

To recap 2025, our results for the year fell within our guided ranges, while we continued to make meaningful investments in our infrastructure. We've made it a point in recent years to heavily focus on our technological capabilities and have continued on this path during the last year.

We implemented state-of-the-art software programs, most of which integrate with each other and provide a more cohesive environment for our associates between lines of business and closely connecting the frontline with our operational groups. We have automated many manual processes, increasing efficiencies, and oversight of functions. Each year, we strive to be a great employer with a proven culture that has far-reaching impacts.

For the fifth year in a row, we received recognition from American bankers as best banks to work for, which has only been achieved by 1 percent of the banks in the United States. We have invested our time and resources into our talent, which we continue to develop over the last year. We have made some key hires in certain areas, which will help us grow and expand our businesses while adding expertise to our existing groups.

Earlier this morning, we announced the planned retirement of Doug Wyatt, our Chief Commercial Banking Officer. Doug joined us nearly a decade ago and has been instrumental in our diversified commercial loan growth, putting together a world-class commercial banking team, and has done so while improving our credit profile. Stepping into Doug's role will be Ron Majka, who joined us in September and has over 30 years of experience serving middle-market companies throughout the markets we serve. Ron will perpetuate and expand the proven commercial strategy that Doug helped us establish.

During the year, we have also focused on solidifying the strategies and targets around our small-ticket leasing business, including originating higher-quality credit tiers while tightening the credit standards to more closely align with our expectations for the business. This business continues to provide a high return, and we anticipate a reduction in charge-off levels as we get into the second half of 2026.

Last quarter, during the question-and-answer session, we discussed the timing for when we anticipated exceeding $10 billion in assets, and I would like to provide more clarity around that discussion. Absent any actions taken by us, we expect we would cross that threshold in 2027. However, we currently have no plans to go over that threshold organically, as we do have several levers we can pull to manage the size of our balance sheet.

For example, we typically target our investment portfolio as a percent of assets of between 18 percent and 20 percent. While we are slightly over that now, we can allow principal paydowns on the portfolio to generate meaningful rundown of that portfolio in the near term. We also have the flexibility to absorb smaller restructures as needed to shrink the balance sheet. Therefore, we do not plan to actually cross $10 billion in assets absent any acquisition activity.

As it relates to 2026, here are our expectations, which excludes the impact of non-core expenses. We expect to achieve positive operating leverage for 2026 compared to 2025. We anticipate our net interest margin will be between 4 percent and 4.2 percent for the full year of 2026, which includes one 25 basis point rate cut. Each 25-basis point reduction in rates from the Federal Reserve is expected to result in a three to four basis point decline in our net interest margin for the full year.

We believe our quarterly fee-based income will range between $28 million and $30 million. Our first quarter fee-based income is typically elevated, as it includes annual performance-based insurance commissions. We expect quarterly total non-interest expense to be between $72 million and $74 million for the second, third, and fourth quarters of 2026, with the first quarter of 2026 being higher due to the annual expenses we typically recognize during the first quarter of each year.

We believe our loan growth will be between 3 percent and 5 percent compared to 2025, which is dependent on the timing of paydowns on our portfolio, which could fluctuate given changes in interest rates and the timing of payoffs. We anticipate a slight reduction in our net charge-offs for 2026 compared to 2025, which we expect to positively impact provision for credit losses, excluding any changes in the economic forecasts. I am optimistic about our projected results for 2026, and we will continue to look for opportunities to become more efficient and position ourselves to drive increasing shareholder value.

This concludes our commentary, and we will open the call for questions. Once again, this is Tyler Wilcox, and joining me for the Q&A session is Katie Bailey, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator.

Questions and Answers

Operator:
We will now begin the question-and-answer session. (Operator Instructions). The first question today will come from Jeff Rulis with DA Davidson. Please go ahead.

Jeff Rulis:
Just a question on the margin guide. I appreciate that range. I guess it is safe to assume the accretion benefit within that guide is call it 6 to 8 basis points for the full year. Is that fair?

Katie Bailey:
I think eight is the highest it would be. I think in the fourth quarter that is what it was. I expect that to come down as we proceed through the year, so I would say closer to five, around five for the full year.

Jeff Rulis:
Got it. Katie, while I have you, on the tax rate, any expectations kind of step down in the fourth quarter, but I guess looking forward, any range you would expect?

Katie Bailey:
Yeah, a couple of thoughts just as it relates to the fourth quarter. As we noted, we did participate in a tax credit of about $650,000 in the fourth quarter. The other component in the fourth quarter is annual true ups that we do as we finalize our prior year tax return. I think that took us to about a 21 percent rate for 2025, again, about 50 basis point benefit from the tax credit. That would get us up to 21.5 on a run rate perspective for ‘25, and I think you can expect that in the 20, probably in the 22 range for ‘26 as we move forward.

Jeff Rulis:
Great. Thanks. Then maybe just a last one on the loan demands. It sounded pretty encouraging, and I guess a pretty good year in ‘25, and I guess expecting something inside of that in ’26. Sounded like a little of that's timing on paydowns. Maybe if you could just flesh out a little bit more expectations on the production side, as that sounds like that's increasingly positive, at least from the tone.

Tyler Wilcox:
Yeah, Jeff, thanks for that question. We're very encouraged by the loan growth that we've seen. You know, if there's a downside, it's the expectation of payoffs in a declining rate environment. A very small portion of that may be due to we're going to be selling more of our mortgage production, but overall, especially on the commercial side, we have seen incredible demand and incredible execution by our team, particularly led by the commercial team and on the C&I side. We expect that to continue into this year as we think about favorable tax policy and adding new bankers.

We've consistently added new talent. I think I've talked about that on our call over time. The aggregate, incremental value of all this talent we continue to add and are able to attract because of some of those things we talk about in building the culture, I think this is all paying off in that regard. A lot of optimism there. Great.

Jeff Rulis:
Thank you. Appreciate it.
Katie Bailey:
Thanks, Jeff.
Operator:
Your next question is from Brendan Nosal with Hovde Group. Please go ahead.

Brendan Nosal:
Good. Maybe just to kick things off here, Tyler, in light of your comments around $10 billion and not wanting to cross organically. Can you just take a minute to refresh us on your own view of the M&A environment, both at large as well as for PEBO, and just remind us of the criteria you folks have internally for deals at this point, whether it's a size range or geographic preference.

Tyler Wilcox:
Certainly. There's, yeah, a lot to say there. Obviously, there's been a lot of high-profile M&A. We enjoy when the large regionals engage in M&A because it allows us to attract talent and clients from some of the disruption. I think we'll continue to see some of that.

As it relates to our outlook, I'm going to bore you and say some of the same things I've been saying for probably over a year. First of all, I'll start with my mantra of strategic patience. We continue to evaluate a number of opportunities, and where we evaluate them is generally priority would be within our existing footprint, Ohio, Kentucky, West Virginia, and Virginia. Adjacent states that we would consider would be Pennsylvania, Indiana, Tennessee. We continue to have conversations with banks throughout all of those regions.

We have a size preference, although it is not an exclusive preference, a size preference of larger deals being a bit easier to kind of execute all in one chunk. In the $3 billion to $5 billion range would be ideal. The alternative, I would say, though, is increasingly become viable due to the regulatory environment where the expected approval timing of deals is more favorable, and I have a supreme degree of confidence in the history of our team, which includes multiple years where we did multiple deals. We do hold out the possibility that small deals, one or two or three small deals over a reasonable time frame are viable as a path forward, and we have and will continue to consider those.

Again, but take you back to where we started with patience and discipline, and we desire nothing more than to ensure that our shareholders understand the strategic vision of where we're going, that we stay within disciplined metrics in terms of earn back. We are optimistic about our ability to do that, whether it's in three months or longer.

Brendan Nosal:
Okay. Fantastic, Tyler. It's always good to get your latest thoughts, even though you do get the question each quarter. Maybe switching gears here to North Star, can you just update us on kind of the plateau that you guys have been speaking about for the past couple quarters of losses not improving for a while before you get that step down? It feels like that plateau is a little bit longer than you may have thought like three or six months ago. Just kind of curious what you're seeing there and what benchmarks we on the outside should be looking for to make sure progress is taking place there.

Tyler Wilcox:
Yeah, Brendan as we mentioned in the script, the—a slight increase, as I would call it, quarter over quarter in the dollars of charge-offs in that business, and that's largely related to two high balance accounts that we had already identified and individually analyzed and had reserved for. Yeah, I think our predictability, I would go back to this entire year, I believe we've been giving guidance that the second half of 2026 is when we expect that plateau to begin to decline, and that's exactly what we're seeing.

Do I like the charge-offs being where they are at that plateau? I do not. We've talked pretty extensively about the discipline that we've exercised on credit, and if nothing else, you can certainly see that in the overall balances dropping in that portfolio, which stands at $133 million today. That's by design, but I am optimistic about that business over the long term. We have added new credit-conscious growth-oriented leadership in that business that we're very optimistic. I would say, Brendan, that this year, with North Star Leasing represents a systematic collections, credit and production overhaul of what we believe is a long-

term, sound, and lucrative business so that it delivers what we want on a risk-adjusted return basis for our shareholders.

Yes, you'll see from a dollar perspective, you'll see first and second quarter, somewhere consistent with the dollars charged off this year. Then, again, we have a very good handle on the vintages and those high-balance accounts, and both of those continue to decline as predicted and as designed. We are optimistic about the future with that business.

Brendan Nosal:
Okay. All right. Thank you for the thoughts, Tyler. Much appreciated.

Katie Bailey:
Thanks, Brendan.

Tyler Wilcox:
Thank you.

Operator:
The next question is from Daniel Tamayo with Raymond James. Please go ahead.

Daniel Tamayo:
Maybe looking at your commentary around positive operating leverage, I think that was intended to be taken absent rate cuts. Do you think you can get to positive operating leverage with a rate cut or two in ‘26?

Katie Bailey:
That the guidance includes a 25-basis point cut in ‘26, as we mentioned in the prepared remarks. Yes, we do believe with a 25-basis point cut we can get to positive operating leverage in ‘26.

Daniel Tamayo
Yeah. Fair enough. Sorry about that. I guess what's the biggest threat to that in terms of the levers that we'll get there? Is it margin contraction on a core basis? Is it fee income not hitting your target's? Expenses? Obviously, it would be some combination of all three, but how do you think about what might be the biggest risk to achieving that?

Katie Bailey:
Yeah. I think we stand here and we feel pretty good about our budget or our expectations for ‘26. I mean, I think your point is it could be in any of those. I don't know that I could say one's more likely or weighs on me more heavily.

Tyler Wilcox:
Expenses is obviously the one that is most controllable, and we have shown over the past years that the ability to pivot on expenses relative to where we're tracking, and we will obviously continue to pull that lever as we need to.

Daniel Tamayo:
Okay. Maybe asking a different question, but kind of zeroing in on the margin a bit. With the movement happening in the first quarter with the sub-debt redemption and then the rate cut, you gave obviously some comments earlier and some guidance on the margin for the year, but if we stripped out the accretion number, the eight basis points in the fourth quarter to get to that 4.04%, how do you think about just the pace of the margin moving through the year as we go?

Katie Bailey:
I think it depends on when the rate cuts happen. I think we quantified every 25 basis point cut, we'll see compression of about two to three basis points in the margin, so I think that will play a factor. I think it's the mix of the loan growth and when it happens will also drive the margin. I think it'll be fairly stable over time, but if we have big payoffs in a quarter or big production in a quarter, we could get some lift faster or slower than anticipated.

Daniel Tamayo:
Okay, so fairly stable kind of ex rate cuts would be the way you're thinking about it on a core basis. Okay. I mean, you hit on the, I guess, what's top of mind to me is the reduction in the small ticket leasing, obviously high yield stuff, which is impacting the margin longer term, but you've got the offset on the fixed rate loans repricing. Do you think that offsets ultimately over time or is there more on one side of that equation that you think could drive, I mean, I guess I'm probably thinking it would be on the leasing, the remix, but I mean, do you think that drives any kind of contraction over time as that plays out?

Katie Bailey:
I think we have some expectations of the North Star Leasing portfolio over time. I think what you've seen is that has been shrinking a bit as we've kind of right-sized the portfolio, the credit metrics, experienced the charge-offs, so it—it's not a very professional term, but a big juice to margin when you're putting on those types of rates, even at small balances. To the extent we can see some recovery in that production in ‘26, I think that adds some true value to the margin on a go forward. We're not expecting that right off the bat, but over time we do expect that to recover on a production side within the credit profile that we've set for that business on a go forward.

Daniel Tamayo:
Okay. All right. That's helpful. Thanks for answering my questions.

Tyler Wilcox:
Thanks, Danny.

Operator
The next question is from Tim Switzer with KBW. Please go ahead.

Tim Switzer:
Quick follow-up on the margin discussion here. If we get more than, say, two rate cuts in ‘26, which I think is what the market has priced in right now. If we get more than two rate cuts, do you think the NIM can end the year above that 4 percent level you gave, or do you think it may be pushed a little bit below that?

Katie Bailey:
I think we can still end above the four. I think it's, as I'm going to state the obvious, it's dependent on timing of all of that. If all the rate cuts happen in March and the production doesn't kind of happen in the early part of the year, that could compress it for a period of time. But I think for the total year, we could still end above the four.

Tim Switzer:
Okay. That's helpful. I appreciate all the colour you've given on North Star Leasing. Given your modeling kind of flattish charge-offs for the first half of the year and then it starts to moderate down, what does that mean for the provision if you already have charge-offs embedded within the reserve right there? Are we able to stick around the levels we saw in the second half of ‘25 rather than it being a little bit higher like we saw in the first half of the year?

Tyler Wilcox:
We do. We expect a lower provision as the year goes on. As we said in the script, kind of absent any economic indicators. Our model obviously drives some of that as well. Should unemployment spike or other economic news like that, that would temper that. But on a core basis, yes, we feel well provisioned for the expected losses in those businesses.

Tim Switzer:
Okay. That's helpful. Then, sorry if you already answered this, but are there any other capital actions being contemplated beyond the sub-debt paydown?

Katie Bailey:
Nothing outside of our history of what we've been active in. We continue to have a program in place for share buybacks. The dividend we announced earlier this morning with the continuation of our dividend rate. I think it's more of the same and continued with the organic growth that we laid out in our projections for 2026.

Tyler Wilcox:
We certainly feel comfortable growing our capital position as we anticipate obviously some M&A in our future. That gives us some flexibility, and we'll continue to balance all those priorities.

Tim Switzer:
Thank you.

Tyler Wilcox:
Thank you.

Operator:
The next question is from Terry McEvoy with Stevens. Please go ahead.

Terry McEvoy:
Maybe just a couple questions on fee income. The insurance income was up, call it a percent in 2025. I'm just wondering if you could talk about the outlook and plans to accelerate growth there. Then leasing income had a good year, call it $15.5 million. Is that the appropriate run rate as we start 2026?

Tyler Wilcox:
As it relates to the insurance, on a core basis, they had a good amount of growth. Year over year, we saw a bit of a decline in our performance-based insurance income, which hits in the first quarter. We are experiencing a hardening market, which I would say, if you see the market hardening, that should be kind of accretive to the bottom line. On the other hand, it creates a significantly more difficult sales cycle as clients are actively shopping and carrier appetite is constantly moving. You tend to run in place quite a bit in the hardening market.

We continue to be interested in having multiple conversations on the acquisition side, most of which are generally small in our history, but we've done a number of those. Insurance is a core part of our business and looking for ways to interrelate some of our lending businesses as well with our insurance business.

Katie Bailey:
Yeah, and as it relates to lease income, I think the full year number for that was around $15 million, $16 million. I think that's a good range for 2026. I think there's a couple activities that go through that line as it relates to our mid-ticket leasing business. They do some operating leases, which you see as part of that fee income, and then there's some end-of-term activities that, as we've mentioned historically, can vary quarter to quarter based on activity of the clients and how that plays out for us. I think the ‘25 actual results is a good expectation as you proceed into ‘26 for the lease income line specifically.

Terry McEvoy:
Then just as a follow-up, within the 2026 expense outlook, can you discuss where inside the bank you expect to make investments? I know, Tyler, you talked about technology and ‘25 talent. What are the top three areas of investment?

Tyler Wilcox:
One of the primary areas is in data provision and data warehousing. As we've added and increased our sophistication with multiple systems, centralized data is a big part of $10 billion and beyond, you know, both from our expected infrastructure of what we're trying to build and just what all those systems demand. That is part of it. Investments in, continued investments in new talent, as I referred to earlier. We are very opportunistic about hiring the best people who become available in the businesses that we're in, as well as some investments into specialty areas within those existing businesses that we have added talent with and hope to see growth from in the future. Anything you would add?

Terry McEvoy:
Okay, great. Katie, I'd say big juice is 100 percent a technical term in my book.

Katie Bailey:
Thanks, Terry. I like the support.

Tyler Wilcox:
Appreciate it, Terry.

Terry McEvoy:
Thanks for my question. Thank you.

Operator:
The next question is from Nathan Race with Piper Sandler. Please go ahead.

Nathan Race:
Hey, everyone. Good morning. Thanks for taking the question. Just going back to the capital question earlier, just curious to get your thoughts on maybe contemplating a securities portfolio repositioning. Obviously, you have a good amount of excess capital, and it seems like some of those repositions have been well-received in the market. Just curious on maybe using some excess capital to that end over the course of 2026.

Katie Bailey:
Yeah, I think our most recent one was in Q3. We didn't do much in Q4, although we had some calls on some discounted investments we made. We'll continue to evaluate. I don't think we have a need for or a desire to do a wholesale restructure and blow through a big loss in a quarter. We've kept that to around the $2 million loss coming through in a quarter. But continue to evaluate pretty much every quarter, we do an evaluation to see if there's anything we want to move on. Again, in the fourth quarter, we didn't do it, but we will continue that analysis as we proceed through 2026.

Nathan Race:
Okay, great. Then changing gears a bit, curious if the expectation is for deposit growth to keep up with the 3 percent to 5 percent target for loans this year. Based on what you're seeing in terms of production levels on each side of the sheet if you expect that growth in both loans and deposits to be accretive to the core margin around 4.4 percent, or I'm sorry, 4.04 percent in the quarter.

Katie Bailey:
Yeah, I don't think we have expectations that deposits will keep up exactly with loan growth. I think we feel better that loan growth will be a little stronger than deposit growth, but we continue to be encouraging of the sales force to seek the deposit opportunities equally. We remain optimistic, but I think that will be more of a challenge.

I do think the loan to deposit ratio will increase as we proceed through 2026. We evaluate each deal we put on the books to the margin that we have here today, and we look for it to be accretive or at least neutral too. That'll be continued evaluation as we look at pricing both the loan and deposit side of the business.

Tyler Wilcox:
We continue to invest in a number of deposit-focused initiatives, particularly within the commercial and small business banking realms that I expect to bear fruit over the coming year, year and a half.

Nathan Race:
Okay, great. Very helpful. Thank you.

Katie Bailey:
Thanks, Nate.

Operator:
Again, if you have a question, please press star, then one. The next question is from Daniel Cardenas with Janney Montgomery Scott. Please go ahead.

Daniel Cardenas:
Maybe some colour on competitive factors on the lending side. Are you seeing any slowdown in the intensity there? Excuse me. What are your competitors doing in terms of credit standards? Do you see any signs of weakness on that front?

Tyler Wilcox:
Thanks, Dan. I would say we don't see craziness, and that's another banking technical term, in the deal structure or in pricing. There have been a limited amount of payoffs and things we have not renewed, very limited for the year or for the quarter especially, where we did not pursue an existing loan or a new client opportunity because we weren't going to chase rate or make term exceptions.

There is a high demand for high-quality borrowers, and it is competitive, but we win with the people, and we win with the services. Not to sound cliche, but we don't win by, and our numbers would bear this out in terms of our yields and everything else that comes with that, that we're not seeing that type of competitive pressure impact us, nor do we expect it to. We would rather deliver lower loan growth than unfavorable metrics in those other areas is what I’m trying to say.

Daniel Cardenas:
Excellent. Okay. Then just maybe a follow-up question on the M&A front, and I might have missed your answer if you answered this before, but for the fee-based income side, what's your appetite for those types of M&A transactions, and are there a lot of opportunities presenting themselves right now?

Tyler Wilcox:
As it relates to insurance investments, we are in the market. We would buy more, and we will buy more. As it relates to specialty finance businesses for the reasons, for the $10 billion threshold reasons, and I mean this by asset generators, and as to the loan-to-deposit ratio, we would rather add talent to those businesses than pursue an acquisition. Although we remain active in the market in considering opportunities, but those are lower on our priority list right now behind primary bank M&A, fee-based income M&A, and then passing on considering too much in the specialty finance area asset generators.

Daniel Cardenas:
Yes. All right. All my other questions have been asked and answered. Thank you, guys.

Tyler Wilcox:
Thank you.

Katie Bailey:
Thanks, Dan.

Operator:
At this time, there are no further questions. Sir, do you have any closing remarks?

Tyler Wilcox:
Yes. I want to thank everyone for joining our call this morning. Please remember that our earnings release and a webcast of this call, including our earnings conference call presentation, will be archived at peoplesbankcorp.com under the Investor Relations section. Thank you for your time today, and have a great day.

Operator:
The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.